Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated May 5, 2026, with respect to the consolidated financial statements of Saratoga Investment Corp. and the effectiveness of internal control over financial reporting of Saratoga Investment Corp. included in the Annual Report (Form 10-K) for the year ended February 28, 2026, into the Registration Statement (Form N-2, File No. 333-292765), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 5, 2026